Exhibit 99.1

Vapotherm Reports Fourth Quarter and Fiscal Year 2023 Financial Results

EXETER, N.H., February 22, 2024 /PRNewswire/ -- Vapotherm, Inc. (OTCQX: VAPO), (“Vapotherm” or the “Company”), today announced fourth quarter and fiscal year 2023 financial results and related highlights.

Fourth Quarter 2023 Financial Results and Related Highlights

•
Net revenue for the fourth quarter of 2023 was $19.7 million, an increase of 5.7% as compared to the fourth quarter of 2022
o
Disposables revenue increased by 10.4% as compared to the fourth quarter of 2022
•
Gross margin in the fourth quarter of 2023 was 46.6% as compared to 27.5% in the fourth quarter of 2022 and 39.6% in the third quarter of 2023
•
For the fourth quarter of 2023, GAAP operating expenses were $14.2 million and non-GAAP cash operating expenses were $11.9 million. Both decreased compared to the prior year period and third quarter of 2023 as a result of the Company’s Path to Profitability initiatives:
o
GAAP operating expenses decreased by $8.6 million from the fourth quarter of 2022 and by $2.1 million from the third quarter of 2023
o
Non-GAAP cash operating expenses decreased by $6.1 million from the fourth quarter of 2022 and by $0.4 million from the third quarter of 2023
•
Adjusted EBITDA loss in the fourth quarter of 2023 was $2.0 million as compared to an Adjusted EBITDA loss of $12.0 million in the fourth quarter of 2022 and an Adjusted EBITDA loss of $6.1 million in the third quarter of 2023
•
The Company’s unrestricted cash and cash equivalents was $9.7 million at the end of the fourth quarter of 2023
•
The HYPERACT clinical trial results were presented at the Society of Critical Care Medicine Conference on January 23, 2024, which concluded that our therapy was as effective as the current gold standard at reducing CO2, improving pH and reducing dyspnea in moderate to severe hypercapnic COPD patients. Additionally, this study showed high velocity therapy to have superior patient tolerance than the current gold standard

Fiscal Year 2023 Financial Results and Related Highlights

•
Total revenue for 2023 was $68.7 million, an increase of 2.8% as compared to 2022
o
Non-GAAP net revenue excluding the Vapotherm Access call center business, which the Company exited in the fourth quarter of 2022, increased by 7.2% as compared to 2022
o
Non-GAAP net revenue excluding the Vapotherm Access call center business increased by 17.2% over the last three quarters of 2023 as compared to the last three quarters of 2022
o
Disposables revenue increased by 8.0% as compared to 2022
•
Gross margin in 2023 was 41.2%, an increase from 25.8% in 2022
•
GAAP operating expenses in 2023 were $67.4 million and non-GAAP cash operating expenses were $54.8 million. Both decreased compared to the prior year period as a result of the Company’s Path to Profitability initiatives:
o
GAAP operating expenses decreased by $50.3 million from 2022
o
Non-GAAP cash operating expenses decreased by $28.8 million from 2022

“We made significant progress on our Path to Profitability Initiatives in 2023,” said Joseph Army, President and CEO. “We saw good improvement in our gross margin, reduced our inventory balances and cash burn, and our Adjusted EBITDA loss in the fourth quarter of 2023 was the lowest it’s been since 2018. Despite the large reductions we made in Non-GAAP cash operating expenses in 2023 we continued to invest in future growth drivers such as HVT 2.0, clinical studies and the home ventilation platform. Our HVT 2.0 installed base is growing nicely and is showing increased disposables utilization versus our workhorse Precision Flow product. I’m excited that we were able to share the results of the HYPERACT clinical trial in late January. We believe the combination of the HVT 2.0 platform with these clinical results will allow us to become the standard of care for patients in respiratory distress who present in the emergency department. I’d like to thank our entire team for all of their contributions in executing on our Path to Profitability Initiatives in 2023 and I look forward to building on this in 2024 and getting ready for our launch into the home market in early 2025.”

Results for the Three Months Ended December 31, 2023

The following table reflects the Company’s net revenue for the three months ended December 31, 2023 and 2022:

	Three Months Ended December 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$2,733	13.8%	$3,039	16.3%	$(306)	(10.1)%
Disposables	15,586	79.0%	14,113	75.6%	1,473	10.4%
Service and other (1)	1,415	7.2%	1,511	8.1%	(96)	(6.4)%
Total net revenue	$19,734	100.0%	$18,663	100.0%	$1,071	5.7%
(1)
Includes $70,000 in revenue from Vapotherm Access in the fourth quarter of 2022

Net revenue for the fourth quarter of 2023 was $19.7 million and increased 5.7% over the fourth quarter of 2022 due to an increase in capital and disposables demand in the International markets and higher average selling prices worldwide. Excluding revenue from Vapotherm Access, which the Company exited in the fourth quarter of 2022, non-GAAP net revenue increased by 6.1% as compared to the fourth quarter of 2022.

Revenue information by geography is summarized as follows:

	Three Months Ended December 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States (1)	$14,686	74.4%	$15,531	83.2%	$(845)	(5.4)%
International	5,048	25.6%	3,132	16.8%	1,916	61.2%
Total net revenue	$19,734	100.0%	$18,663	100.0%	$1,071	5.7%
(1)
Includes $70,000 in revenue from Vapotherm Access in the fourth quarter of 2022

Gross profit and gross margin for the fourth quarter of 2023 was $9.2 million and 46.6%, respectively, as compared to gross profit of $5.1 million and gross margin of 27.5% for the fourth quarter of 2022. The increases in gross profit and gross margin were primarily due to continued benefits from the transition of the Company’s manufacturing operations to Mexico, higher revenue and production levels, and inventory reserves and write-offs recorded in 2022 that did not recur in the current year period.

Total operating expenses were $14.2 million in the fourth quarter of 2023, a decrease of $8.6 million as compared to the fourth quarter of 2022. Non-GAAP cash operating expenses, excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, termination benefits, and loss from deconsolidation were $11.9 million in the fourth quarter of 2023 compared to $18.0 million in the fourth quarter of 2022 and $12.3 million in the third quarter of 2023. The decreases in operating expenses and non-GAAP cash operating expenses were primarily due to the Company’s Path to Profitability initiatives.

Net loss for the fourth quarter of 2023 was $10.2 million, or $1.60 per share, compared to $21.4 million, or $6.28 per share, in the fourth quarter of 2022. Net loss per share was based on 6,366,734 and 3,416,093 weighted average shares outstanding for the fourth quarter of 2023 and 2022, respectively.

Adjusted EBITDA was negative $2.0 million for the fourth quarter of 2023 as compared to negative $12.0 million for the fourth quarter of 2022. The reduction in Adjusted EBITDA loss was primarily due to the Company’s Path to Profitability initiatives.

Results for the Year Ended December 31, 2023

The following table reflects the Company’s net revenue for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital Equipment (product & lease revenue)	$12,766	18.6%	$11,650	17.4%	$1,116	9.6%
Disposable	50,100	73.0%	46,368	69.4%	3,732	8.0%
Service and Other (1)	5,803	8.4%	8,783	13.2%	(2,980)	(33.9)%
Net revenue	$68,669	100.0%	$66,801	100.0%	$1,868	2.8%
(1)
Includes $2,758,000 in revenue from Vapotherm Access in the year ended December 31, 2022

Net revenue for 2023 was $68.7 million and increased 2.8% over 2022 due to an increase in capital and disposables demand and higher average selling prices. These increases were partially offset by our exit from the Vapotherm Access call center business, which the Company exited in the fourth quarter of 2022. Excluding revenue from Vapotherm Access, non-GAAP net revenue increased by 7.2% as compared to 2022.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2023		2022		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States (1)	$51,023	74.3%	$52,591	78.7%	$(1,568)	(3.0)%
International	17,646	25.7%	14,210	21.3%	3,436	24.2%
Net Revenue	$68,669	100.0%	$66,801	100.0%	$1,868	2.8%
(1)
Includes $2,758,000 in revenue from Vapotherm Access in the year ended December 31, 2022

Gross profit and gross margin for the year ended December 31, 2023 was $28.3 million and 41.2%, respectively, as compared to gross profit of $17.2 million and gross margin of 25.8% for 2022. The increases in gross profit and gross margin were primarily due to continued benefits from the transition of the Company’s manufacturing operations to Mexico, higher revenue and production levels, and inventory reserves and write-offs recorded in 2022 that did not recur in 2023.

Total operating expenses were $67.4 million in 2023, a decrease of $50.3 million as compared to 2022. Non-GAAP cash operating expenses, excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, termination benefits, loss from deconsolidation, and change in fair value of contingent consideration were $54.8 million in 2023 compared to $83.6 million in 2022. The decreases in operating expenses and non-GAAP cash operating expenses were primarily due to the Company’s Path to Profitability initiatives.

Net loss for the year ended December 31, 2023 was $58.2 million, or $9.64 per share, compared to $113.3 million, or $33.89 per share, in 2022. Net loss per share was based on 6,037,468 and 3,341,617 weighted average shares outstanding in 2023 and 2022, respectively.

Adjusted EBITDA was negative $23.2 million for the year ended December 31, 2023 as compared to negative $65.2 million in 2022. The reduction in Adjusted EBITDA loss was primarily due to the Company’s Path to Profitability initiatives.

Cash Position

Unrestricted cash and cash equivalents were $9.7 million as of December 31, 2023 compared to $14.4 million as of September 30, 2023.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http:// investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including non-GAAP net revenue excluding Vapotherm Access, EBITDA, Adjusted EBITDA, non-GAAP operating expenses excluding impairment of goodwill, impairment of long-lived and intangible assets and gain (loss) on disposal of property and equipment, and non-GAAP cash operating expenses excluding additional items, including stock-based compensation expense, depreciation and amortization, termination benefits, loss from deconsolidation, and change in fair value of contingent consideration, which differ from operating expenses calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP net revenue excluding Vapotherm Access represents net revenue less net revenue of Vapotherm Access, which the Company exited in the fourth quarter of 2022. EBITDA represents net loss less interest expense, net, income tax provision or benefit, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as further adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, impairment of goodwill, impairment of long-lived and intangible assets, and loss on disposal of property and equipment. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these non-GAAP financial measures, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in the Adjusted EBITDA presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definitions of Adjusted EBITDA, non-GAAP operating expenses and non-GAAP cash operating expenses are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (OTCQX: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 4.2 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive respiratory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the anticipated continued success of HVT 2.0 and the Company’s ability to become the standard of care for patients in respiratory distress who present in the emergency department. In some cases, you can identify forward-looking statements by terms such as “believe,” “expect,” “continue,” “plan,” “intend,” “will,” “outlook,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm’s ability to raise additional capital to fund its existing operations and debt service obligations; Vapotherm’s ability to comply with its financial covenants, execute on its path to profitability initiative, convert excess inventory into cash and fund its business and otherwise continue as a going concern through 2024; Vapotherm’s has incurred losses in the past and may be unable to achieve or sustain profitability in the future; risks associated with its manufacturing operations in Mexico; Vapotherm’s dependence on sales generated from its High Velocity Therapy systems, competition from multi-national corporations who have significantly greater resources than

Vapotherm and are more established in the respiratory market; the ability for High Velocity Therapy systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of COVID on its business, including its supply chain; risks in holding Vapotherm stock in light of trading on the OTCQX tier of the OTC Markets; and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 22, 2024. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$9,725	$15,738
Accounts receivable, net of expected credit losses of $160 and $227, respectively	10,672	9,102
Inventories	22,968	32,980
Prepaid expenses and other current assets	3,058	2,081
Total current assets	46,423	59,901
Property and equipment, net	23,703	26,636
Operating lease right-of-use assets	3,372	5,805
Restricted cash	1,109	1,109
Goodwill	565	536
Intangible assets, net	-	-
Deferred income tax assets	57	96
Other long-term assets	2,388	2,112
Total assets	$77,617	$96,195
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$5,053	$2,739
Contract liabilities	1,237	1,216
Accrued expenses and other current liabilities	12,805	15,609
Revolving loan facility	-	-
Total current liabilities	19,095	19,564
Long-term loans payable, net	107,059	96,994
Other long-term liabilities	6,797	7,827
Total liabilities	132,951	124,385
Commitments and contingencies
Stockholders’ deficit
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock ($0.001 par value) 21,875,000 shares authorized as of December 31, 2023 and 2022, 6,165,806 and 3,564,505 shares issued and outstanding as of December 31, 2023 and 2022, respectively (1)	6	4
Additional paid-in capital	492,764	461,965
Accumulated other comprehensive income (loss)	91	(157)
Accumulated deficit	(548,195)	(490,002)
Total stockholders’ deficit	(55,334)	(28,190)
Total liabilities and stockholders’ deficit	$77,617	$96,195

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Net revenue	$19,734	$18,663	$68,669	$66,801
Cost of revenue	10,536	13,540	40,386	49,558
Gross profit	9,198	5,123	28,283	17,243
Operating expenses
Research and development	3,371	4,561	14,213	20,802
Sales and marketing	6,717	9,476	32,552	46,091
General and administrative	4,041	7,042	19,260	27,796
Impairment of goodwill	-	-	-	14,701
Impairment of long-lived and intangible assets	-	1,501	1,187	7,676
Loss on disposal of property and equipment	98	247	151	568
Total operating expenses	14,227	22,827	67,363	117,634
Loss from operations	(5,029)	(17,704)	(39,080)	(100,391)
Other (expense) income
Interest expense	(4,932)	(3,771)	(18,733)	(11,643)
Interest income	8	26	78	139
Foreign currency loss	(158)	(51)	(332)	(239)
Loss on extinguishment of debt	-	-	-	(1,114)
Net loss before income taxes	$(10,111)	$(21,500)	$(58,067)	$(113,248)
Provision (benefit) for income taxes	74	(63)	126	11
Net loss	$(10,185)	$(21,437)	$(58,193)	$(113,259)
Other comprehensive income (loss):
Foreign currency translation adjustments	280	229	248	(183)
Total other comprehensive income (loss)	280	229	248	(183)
Total comprehensive loss	$(9,905)	$(21,208)	$(57,945)	$(113,442)
Net loss per share basic and diluted	$(1.60)	$(6.28)	$(9.64)	$(33.89)
Weighted-average number of shares used in calculating net loss per share, basic and diluted (1)	6,366,734	3,416,093	6,037,468	3,341,617

(1) On August 18, 2023, the Company effected a 1:8 reverse stock split for each share of common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(58,193)	$(113,259)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	9,611	10,385
Depreciation and amortization	4,977	5,180
Provision for credit losses	(18)	224
Provision for inventory valuation	744	3,083
Non-cash lease expense	937	2,127
Change in fair value of contingent consideration	-	(3,351)
Impairment of goodwill	-	14,701
Impairment of long-lived and intangible assets	1,187	7,676
Loss on disposal of property and equipment	151	568
Placed unit reserve	758	646
Interest paid in-kind	9,488	-
Amortization of discount on debt	736	686
Loss from deconsolidation	-	35
Deferred income taxes	38	11
Loss on extinguishment of debt	-	1,114
Changes in operating assets and liabilities:
Accounts receivable	(1,511)	1,162
Inventories	9,361	449
Prepaid expenses and other assets	(913)	(1,771)
Accounts payable	2,454	(3,347)
Contract liabilities	21	(844)
Accrued expenses and other liabilities	(1,850)	(3,285)
Operating lease liabilities, current and long-term	(2,250)	(2,347)
Net cash used in operating activities	(24,272)	(80,157)
Cash flows from investing activities
Purchases of property and equipment	(2,994)	(11,610)
Net cash used in investing activities	(2,994)	(11,610)
Cash flows from financing activities
Proceeds from issuance of common stock and pre-funded warrants and accompanying warrants in private placement, net of issuance costs	20,943	-
Proceeds from loans, net of discount	-	99,094
Repayment of loans	-	(40,000)
Payments of debt extinguishment costs	-	(817)
Payment of debt issuance costs	-	(1,567)
Repayments on revolving loan facility	-	(6,608)
Payment of contingent consideration	-	(135)
Proceeds from issuance of common stock in connection with at-the-market offerings, net	-	1,064
Proceeds from exercise of warrants	2	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	93	228
Proceeds from exercise of stock options	-	65
Net cash provided by financing activities	21,038	51,324
Effect of exchange rate changes on cash, cash equivalents and restricted cash	215	(34)
Net decrease in cash, cash equivalents and restricted cash	(6,013)	(40,477)
Cash, cash equivalents and restricted cash
Beginning of period	16,847	57,324
End of period	$10,834	$16,847
Supplemental disclosures of cash flow information
Interest paid during the period	$5,857	$8,834
Property and equipment purchases in accounts payable and accrued expenses	$809	$702
Issuance of common stock to satisfy contingent consideration	$-	$5,630
Issuance of common stock warrants in conjunction with long term debt	$152	$1,201
Issuance of common stock for services	$232	$360
Issuance of common stock upon vesting of restricted stock units	$-	$12

Non-GAAP Financial Measures

The following tables contains a reconciliation of GAAP net revenue to Non-GAAP net revenue excluding Vapotherm Access for the three months and years ended December 31, 2023 and 2022, respectively, and the growth of such GAAP net revenue and Non-GAAP net revenue excluding Vapotherm Access over the prior year period.

	Three Months Ended December 31,		Change
	2023	2022	$	%
(Unaudited)	(in thousands, except percentages)
GAAP net revenue	$19,734	$18,663	$1,071	5.7%
Vapotherm Access net revenue	-	(70)	70	(100.0)%
Non-GAAP net revenue excluding Vapotherm Access	$19,734	$18,593	$1,141	6.1%

	Year Ended December 31,		Change
	2023	2022	$	%
(Unaudited)	(in thousands, except percentages)
GAAP net revenue	$68,669	$66,801	$1,868	2.8%
Vapotherm Access net revenue	-	(2,758)	2,758	(100.0)%
Non-GAAP net revenue excluding Vapotherm Access	$68,669	$64,043	$4,626	7.2%

The following table contains a reconciliation of net loss to Adjusted EBITDA for the three months and years ended December 31, 2023 and 2022, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(Unaudited)	(in thousands)
Net loss	$(10,185)	$(21,437)	$(58,193)	$(113,259)
Interest expense, net	4,924	3,745	18,655	11,504
Provision (benefit) for income taxes	74	(63)	126	11
Depreciation and amortization	971	1,174	4,977	5,180
EBITDA	$(4,216)	$(16,581)	$(34,435)	$(96,564)
Foreign currency	158	51	332	239
Loss on extinguishment of debt	-	-	-	1,114
Change in fair value of contingent consideration	-	-	-	(3,351)
Stock-based compensation	1,986	2,760	9,611	10,385
Impairment of goodwill	-	-	-	14,701
Impairment of long-lived and intangible assets	-	1,501	1,187	7,676
Loss on disposal of property and equipment	98	247	151	568
Adjusted EBITDA	$(1,974)	$(12,022)	$(23,154)	$(65,232)

The following table contains a reconciliation of operating expenses to Non-GAAP operating expenses and Non-GAAP cash operating expenses for the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, respectively.

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
(Unaudited)	(in thousands)
GAAP operating expenses	$14,227	$16,284	$22,827
Impairment of goodwill	-	-	-
Impairment of long-lived and intangible assets	-	(755)	(1,501)
Loss on disposal of property and equipment	(98)	-	(247)
Non-GAAP operating expenses	14,129	15,529	21,079
Stock-based compensation	(1,967)	(2,161)	(2,663)
Depreciation and amortization	(286)	(754)	(342)
Termination benefits	-	(312)	(30)
Loss from deconsolidation	-	-	(35)
Non-GAAP cash operating expenses	$11,876	$12,302	$18,009

The following table contains a reconciliation of operating expenses to Non-GAAP operating expenses and Non-GAAP cash operating expenses for the years ended December 31, 2023 and 2022, respectively.

	Year Ended December 31,
	2023	2022
(Unaudited)	(in thousands)
GAAP operating expenses	$67,363	$117,634
Impairment of goodwill	-	(14,701)
Impairment of long-lived and intangible assets	(1,187)	(7,676)
Loss on disposal of property and equipment	(151)	(568)
Non-GAAP operating expenses	66,025	94,689
Stock-based compensation	(9,435)	(9,668)
Depreciation and amortization	(1,195)	(1,709)
Termination benefits	(754)	(3,060)
Loss from deconsolidation	119	(35)
Change in fair value of contingent consideration	-	3,351
Non-GAAP cash operating expenses	$54,760	$83,568

Supplemental Operating Metrics

	December 31,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units installed base
United States	24,617	24,327	290	1.2%
International	12,892	12,439	453	3.6%
Total	37,509	36,766	743	2.0%

	Three Months Ended December 31,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	178	239	(61)	(25.5)%
International	88	75	13	17.3%
Total	266	314	(48)	(15.3)%

Disposable patient circuits sold
United States	98,749	104,302	(5,553)	(5.3)%
International	45,137	24,551	20,586	83.8%
Total	143,886	128,853	15,033	11.7%

	Year Ended December 31,
	2023	2022	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	874	813	61	7.5%
International	489	531	(42)	(7.9)%
Total	1,363	1,344	19	1.4%

Disposable patient circuits sold
United States	319,641	331,044	(11,403)	(3.4)%
International	153,396	118,226	35,170	29.7%
Total	473,037	449,270	23,767	5.3%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

John Landry, SVP & CFO, ir@vtherm.com, +1 (603) 658-0011